Exhibit 10.2

Canadian Branch
20 Bay Street, 12th Floor
Toronto, Ontario
M5J 2N8 Canada

January 12, 2007

Private and Confidential

LSI Saco Technologies Inc.
7809 route Transcanadienne
Saint - Laurent, Quebec
H4S 1L3

Attention: President

Dear Sirs:

Fifth Third Bank (the "Bank") is pleased to offer, subject to the terms and conditions set out in this Agreement, the credit facility described below (the "Credit Facility").

1.  Standard Definitions, Terms and Conditions: Schedule 1 to this Agreement sets out the standard definitions, terms and conditions ("Standard Terms and Conditions") which apply to this Credit Facility. The Standard Terms and Conditions are incorporated into and form part of this Agreement unless this Agreement specifically states that one or more of the Standard Terms and Conditions do not apply or are modified.

2.  Borrower:   LSI Saco Technologies Inc. (the "Borrower").

3.  Credit Facility:

(a)
Amount and Type: The Bank makes a revolving demand facility in a principal amount of up to US$7,000,000 or the Canadian Dollar Equivalent amount thereof in Canadian Dollars (the "Maximum Amount") available to the Borrower by way of (i) US Base Rate Loans (in US Dollars only), (ii) Libor Loans (in US Dollars only), (iii) Canadian Prime Loans (in Canadian Dollars only), and (iv) FRT Loans (in Canadian Dollars only). No more then five (5) separate Libor Loans or FRT Loans may be outstanding at any one time.

(b)	Purpose: The purpose of this Credit Facility is to finance the ongoing working capital requirements of the Borrower.

(c)
Availability: This Credit Facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this Credit Facility at any time and from time to time without notice or demand.

(d)
Interest: Advances under this Credit Facility shall bear interest at the rates and in respect of the particular types of Advances as set out in the pricing grid below. For greater certainty, the pricing set out below is to be adjusted quarterly based upon the rolling four quarter calculation of the consolidated Total Fund Indebtedness to EBITDA ratio of LSI Industries Inc. (the “Guarantor”) as defined and calculated from time to time in accordance with the credit agreement dated March 30, 2001 by and among LSI Industries Inc., as borrower, the lenders described therein and PNC Bank, National Association as the Administrative Agent and the Syndication Agent (as the same may be amended, varied, supplemented, restated, renewed or replaced from time to time, (the “US Credit Agreement”))

Total Funded Indebtedness to EBITDA	Canadian Prime Rate plus	US Base Rate less	LIBOR &/or FTB Fixed Rate plus
< 1.00	0 bps	50 bps	100 bps
> 1.00x<1.50x	25 bps	25 bps	150 bps
> 1.50x	50 bps	0 bps	175 bps

(e)
Repayment: Notwithstanding compliance with the covenants, representations, warranties and all other terms and conditions of this Agreement and all other Documents, and regardless of the maturities of any outstanding instruments or contracts, if any, Advances under this Credit Facility are repayable on demand and the Bank may terminate this Credit Facility at any time and from time to time, without notice or demand.

(f)	Repayment of Outstanding Amounts. Upon demand or termination, the Borrower shall pay to the Bank all Advances and all other obligations outstanding under the Credit Facility and the Documents.

(g)
Bank Accounts. The Borrower shall establish (i) a current account with the Bank for the conduct of the Borrower’s day to day banking business in Canadian Dollars (the “Canadian Account”) and (ii) a current account with the Bank for the conduct of the Borrower’s day to day banking business in US Dollars (the “US Account”). If the balance in either of the Canadian Account or the US Account, as applicable:

(i)	is a credit, the Bank may apply, at any time in its discretion, the amount of such credit or part thereof, rounded as applicable to the nearest Cdn$1,000 or US$1,000, as a repayment of Advances outstanding in the relevant currency under the Credit Facility, or

(ii)
is a debit, the Bank may, subject to availability, make available an Advance by way of Canadian Prime Loan or US Base Rate Loan, as applicable, under the Credit Facility in an amount rounded as applicable to the nearest Cdn$1,000 or US$1,000, as is required to place the Canadian Account or the US Account at not less than a zero balance. For the greater certainty for purposes of this Section 3(g), only Canadian Dollars may be credited or debited to the Canadian Account and only US Dollars may be credited or debited to the US Account.

4.  Advance:  Each use of the Credit Facility is an "Advance" and all such usages outstanding at any time are "Advances". The Standard Terms and Conditions contain notice provisions and other relevant conditions applicable to all Advances that must be complied with by the Borrower.

5.  Ancillary Documents: The liability, indebtedness and obligations of the Borrower under the Credit Facility and this Agreement shall be evidenced, governed and secured, as applicable and without limitation, by the following documents:

(a) an unlimited guarantee of the indebtedness of the Borrower to the Bank, executed by LSI Industries Inc.; and

(b) a promissory note executed by the Borrower.

6.  Conditions Precedent: In addition to the conditions specified in the Standard Terms and Conditions attached hereto as Schedule 1 and without limiting the discretion of the Bank pursuant to Section 3 hereof, the obligation of the Bank to make available any Advance (including the initial Advance) is subject to and conditional upon each of the conditions set out in Schedule 6 being satisfied on the applicable Drawdown Date.

7.  Representations and Warranties: In addition to the representations and warranties specified in the Standard Terms and Conditions attached hereto as Schedule 1, the Borrower and the Guarantor, as applicable, makes the representations and warranties set out in Schedule 7. All representations and warranties shall be deemed to be continued repeated so long as any Advance remains outstanding and unpaid under or in connection with this Agreement or the Documents or so long as any commitment under this Agreement remains in effect.

8.  Reporting Covenants: Each of the Borrower and the Guarantor covenants and agrees with the Bank, so long as any Advance remains outstanding under or in connection with this Agreement or the Documents or so long as any commitment under this Agreement remains in effect, to provide, as applicable, the Bank with:

(a) quarterly Compliance Certificate, substantially in the form of Schedule 8(a), within 45 days of each fiscal quarter end, certifying compliance with this Agreement and the US Credit Agreement;

(b) quarterly unaudited financial statements for the Borrower within 45 days of the end of the each fiscal quarter for the Borrower;

(c) annual complied financial statements for the Borrower, within 90 days of each fiscal year end of the Borrower;

(d) quarterly unaudited financial statements for the Guarantor within 45 days of the end of each fiscal quarter for the Guarantor;

(e) annual audited financial statements for the Guarantor within 90 days of the fiscal year end of Guarantor; and

(f) such other financial and operating statements and reports as and when the Bank may reasonably require from time to time.

9.  General Covenants: In addition to the standard covenants set out in the Standard Terms and Conditions, the Borrower and each Guarantor, as applicable, covenants and agrees with the Bank, so long as any Advance remains outstanding under or in connection with this Agreement or the Documents or so long as any commitment under this Agreement remains in effect, that the Borrower and each Guarantor, as applicable, will comply with the covenants set out in Schedule 9.

10.    Financial Covenants: The Borrower covenants and agrees with the Bank, so long as any Advance remains outstanding under or in connection with this Agreement or the Documents or so long as any commitment under this Agreement remains in effect to maintain the financial covenants specified in Schedule 10.

11.  Events of Default: Without limiting the right of the Bank to demand payment of the Credit Facility at any time and from time to time notwithstanding the compliance or non-compliance by the Borrower with any or all of the terms and conditions of the Documents, upon the occurrence of any of the Events of Default set out in the Standard Terms and Conditions or any of the events listed in Schedule 11, the Bank may accelerate the payment of principal and interest under any committed term credit facility hereunder, if any, and cancel any undrawn portion of any committed credit facility hereunder, if any. For greater certainty, upon the occurrence of an Event of Default, the ability of the Borrower to obtain further Advances under any credit facility which is a term facility under this Agreement shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Advances outstanding under any such credit facility to be immediately due and payable. Upon receipt of such written notice, the Borrower shall immediately pay to the Bank all Advances outstanding under any credit facility which is a term facility under this Agreement and all other obligations of the Borrower to the Bank in connection with any such credit facility under this Agreement including, without limitation, an amount equal to the aggregate of face amount of all Discount Notes, LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower's obligations to the Bank in respect of such contracts or instruments. Whether or not any Default or Event of Default shall occur and be continuing, this shall in no way limit any right of the Bank under this Agreement to terminate or demand payment of, or cancel or restrict the availability of any unutilized portion of, any demand or other discretionary credit facility made available under this Agreement. The Borrower and the Guarantor acknowledge and agree that the Credit Facility provided to the Borrower hereunder is a demand credit facility and that the Bank may demand repayment at any time notwithstanding the Borrower’s compliance or not with the provisions of this Agreement and the Documents.

12.  Acceptance: This offer is open for acceptance until the 15th day of January, 2007, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this Agreement by signing the attached copy of this Agreement in the space provided below and returning it to the undersigned.

Yours truly,
20 Bay Street 12th Floor Toronto, Ontario M5J 2N8 Attention: Vice President Fax: 647-436-1156	FIFTH THIRD BANK

	By:_/s/Stephen Pepper_____________ Name: Stephen Pepper Title: Vice President	:
By:_/s/Jeremiah Hynes______________
	Name: Jeremiah Hynes Title: Vice President & Principal Officer	:

The undersigned acknowledges, accepts and agrees to the foregoing terms and conditions set out in this Agreement, as Borrower, as of the 12th day of January, 2007.

7809 route Transcanadienne (TransCanada Highway) Saint Laurent, Quebec H4S 1L3 Attention: President Fax:	LSI SACO TECHNOLOGIES INC.

By:_/s/Ronald S. Stowell__________
Name: Ronald S. Stowell Title: Secretary and Treasurer

By:_/s/Scott D. Ready_____________
Name: Scott D. Ready Title: Vice President
I/We have authority to bind the corporation.

The undersigned acknowledges, accepts and confirms its agreement with the foregoing terms and conditions set out in this Agreement, as Guarantor, as of the 12th day of January, 2007.

LSI INDUSTRIES INC.
By:	/s/Ronald S. Stowell
Name: Ronald S. Stowell Title: Vice President, Chief Executive Officer and Treasurer
By:	/s/James P. Sferra
Name: James P. Sferra Title: Secretary I/We have authority to bind the corporation

Schedules and Exhibits forming part of this Agreement:

Schedule 1	-	Standard Definitions, Terms and Conditions
Schedule 1 - Exhibit 1	-	Notice of Advance
Schedule 1 - Exhibit 2	-	Notice of Conversion and Rollover
Schedule 6	-	Specific Conditions Precedent
Schedule 7	-	Specific Representations and Warranties
Schedule 8(a)	-	Compliance Certificate
Schedule 9	-	Specific Covenants
Schedule 10	-	Specific Financial Covenants
Schedule 11	-	Specific Events of Default

SCHEDULE 1

STANDARD DEFINITIONS, TERMS AND CONDITIONS

1.   Definitions: For the purpose of this Agreement, the terms defined below shall have the indicated meanings unless the context expressly or by necessary implication requires otherwise:

"Agreement" means this letter loan agreement, including all attached Schedules and Exhibits thereto and hereto, as the same may be amended, varied, supplemented, restated, renewed or replaced at any time and from time to time;

"Applicable Law" means, at any time, in respect of any Person, property, transaction or event, all laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event (whether or not having the force of law with respect to regulatory matters applicable to the Bank) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, decisions, rules, orders and policies of any Governmental Authority having or purporting to have authority over such Person, property, transaction or event;

"Basis Point" and "bp" each means one one-hundredth of one percent (.01%);

"Branch of Account" means the branch of the Bank at which the Borrower's accounts are maintained. As at the date of this Agreement, the "Branch of Account" is the Bank's branch at 20 Bay Street, 12th Floor, Toronto, Ontario M5J 2N8;

"Business Day" means a day on which chartered banks are open for over-the-counter business in Toronto, Ontario and Cincinnati, Ohio and excludes (a) Saturday, Sunday and any other day which is a statutory holiday in Toronto, Ontario or Cincinnati, Ohio, and (b) in respect of Libor Loans, any other day on which transactions cannot be carried out by and between banks in the London Interbank Market;

"Canadian Dollars" and the symbols "$" and "C$" each means lawful money of Canada;

"Canadian Dollar Equivalent" means at any time on any date in relation to any amount in a currency other than Canadian Dollars, the amount of Canadian Dollars required for the Borrower to purchase that amount of such other currency at the rate of exchange quoted by the Bank at or about 12:00 p.m. (noon) Toronto, Ontario time on such date, including all premiums and costs of exchange;

"Canadian Overdraft" means subject to the terms hereof, any draw by the Borrower by way of overdraft on any of its Canadian Dollar current accounts maintained with or through the Bank;

"Canadian Prime Loans" means Canadian Prime Rate based loans, which for greater certainty includes loans made by way of Canadian Overdraft;

"Canadian Prime Rate" means, in connection with Canadian Prime Loans, on any day, the greater of: (a) the variable annual rate of interest established and adjusted by Royal Bank of Canada from time to time as being Royal Bank of Canada's reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by Royal

Bank of Canada in Canada; and (b) the CDOR Rate in effect from time to time, plus 100 bps per annum. Any change in the Canadian Prime Rate shall be effective on the date the change becomes effective generally without the necessity for any notice to the Borrower;

"CDOR Rate" means, on any day, the annual rate of interest which is the arithmetic average of the "BA 1 month" rates applicable to Canadian Dollar banker's acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Bank after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate) or if such date is not a Business Day then on the immediately preceding Business Day. If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate shall be the rate per annum quoted from time to time by the Bank as being its reference rate then in effect for determining fees on Canadian Dollar denominated bills of exchange accepted by the Bank;

"Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

"Contract Period" means the period selected by the Borrower in accordance with the Standard Terms and Conditions commencing on the Drawdown Date, Issuance Date, Rollover Date or Conversion Date, as applicable, and expiring on a Business Day, in respect of an Advance during which the interest rate with respect to any Advance is established in accordance with and subject to Section 4 of this Schedule with respect to Libor Loans or Section 5 of this Schedule with respect to FRT Loans;

"Conversion" means the conversion of an outstanding Advance, or a portion of an outstanding Advance, into an alternate type of Advance in accordance with this Agreement;

"Conversion Date" means the Business Day that the Borrower elects as the date on which a Conversion is to occur;

"Drawdown Date" means any Business Day on which an Advance is made or is deemed to be made;

"Default" means an event, circumstance or omission which is an Event of Default or which, with any or all of the giving of notice, lapse of time, or a failure to remedy the event, circumstance or omission within a period of time, would be an Event of Default;

"Documents" means this Agreement and all certificates, instruments, agreements and other documents delivered, or to be delivered to the Bank under or in connection with this Agreement and, when used in relation to any Person, "Documents" means the Documents executed and delivered by such Person;

"Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"Environmental Laws" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"Excluded Taxes" means, in relation to the Bank, any Taxes imposed on the net income or capital of the Bank by any Governmental Authority as a result of the Bank (a) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (b) being organized under the laws of such jurisdiction or any political subdivision thereof, or (c) being or being deemed to be resident in such jurisdiction or political subdivision thereof;

"FRT Loans" means FTB Fixed Rate term loans;

"FTB Fixed Rate" means, with respect to each Contract Period applicable to an FRT Loan, the annual fixed rate of interest offered by the Bank and accepted by the Borrower for the requested funds for a period of 30 days or such other period of time as the Borrower and the Bank agree to in the circumstances (but maturing not later than the final date for payment of the subject FRT Loan(s), in any event);

"GAAP" means generally accepted accounting principles in effect from time to time in the United States of America, applicable to the relevant Person, applied in a consistent manner from period to period;

"Governmental Approvals" means, with respect to any Person, all licenses, permits, consents, authorizations and approvals from any and all Governmental Authorities required for the conduct of that Person's business as presently conducted;

"Governmental Authority" means any domestic or foreign governmental, legislative, or regulatory authority, agency, commission, board or court, tribunal or other law, regulation or rule making entity having or purporting to have jurisdiction on behalf of any nation, province, state, territory, region, municipality or city;

"Guarantor(s)" means the Person or Persons who have or are to execute a guarantee or guarantees of the Obligations of the Borrower under or in connection with this Agreement and the Documents;

"Libor" means, with respect to each Contract Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits of US Dollars to leading banks in the London Interbank Market for delivery on the first day of each such Contract Period, for a period equal to each such Contract Period, such deposits being in comparable amounts to be outstanding during such Contract Period, at or about 11:00 a.m. (London, England time) two Business Days prior to the relevant Drawdown Date or Rollover Date;

"Libor Interest Date" means, with respect to any Libor Loan, the last day of each Contract Period applicable to the Libor Loan and, if the applicable Contract Period is longer than 3 months, the date falling every 3 months after the beginning of the Contract Period and the last day of the Contract Period;

"Libor Loans" means Libor based loans in US Dollars;

"Lien" means any mortgage, charge, lien, hypothec or encumbrance, whether fixed or floating on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangement of any kind;

"Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not performance is then required or contingent, or whether or not those amounts are liquidated or determinable) owing by the Borrower and/or any Guarantor to the Bank under any or all of the Documents and all covenants and duties regarding those amounts, of any kind or nature, present or future, whether or not evidenced by any agreement or other instrument, owing under any or all of the Documents including all obligations owed by the Borrower to the Bank under the Credit Facilities;

"Overdraft" means Canadian Overdraft or US Overdraft, as applicable;

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity of whatsoever nature or kind;

"Priority Claims" means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any Applicable Law or otherwise, which ranks or is capable of ranking in priority to the Bank's Lien or otherwise in priority to any claim by the Bank for repayment of any amounts owing under or in connection with this Agreement or the Documents;

"Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

"Rollover" means the rollover of an Advance by way of Libor Loan or FRT Loan for an additional Contract Period under Section 4 or Section 0 of this Schedule, as applicable;

"Rollover Date" means the Business Day on which a Rollover occurs;

"Subsidiary" of a Person means (a) any corporation of which the Person and/or any one of its affiliates holds, directly or indirectly, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, (b) any corporation of which the Person and/or any one of its affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation, (c) any partnership, limited liability company, unlimited liability company or joint venture in which such Person and/or one or more of its affiliates has, directly or indirectly, more than 50% of the votes that may be cast to elect the governing body of such entity or otherwise control its activity, and (d) any partnership, limited liability company, unlimited liability company or joint venture in which such Person and/or one or more of its affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the members of the governing body of such entity or otherwise control its activity;

"Tax" and "Taxes" include, at any time, all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges;

"US Base Rate" means the variable annual rate of interest established and adjusted by the Bank from time to time as being its reference rate then in effect for determining interest rates on US Dollar denominated commercial loans made by it in Canada. Any change in the US Base Rate shall be effective on the date the change becomes effective generally without the necessity for any notice to the Borrower;

"US Base Rate Loans" means US Base Rate based loans in US Dollars, which for greater certainty includes loans made by way of US Overdraft;

"US Dollar Equivalent" means at any time on any date in relation to any amount in a currency other than US Dollars, the amount of US Dollars required for the Borrower to purchase that amount of such other currency at the rate of exchange quoted by the Bank at or about 12:00 p.m. (noon) Toronto, Ontario time on such date, including all premiums and costs of exchange;

"US Dollars" and the symbol "US$" each means lawful money of the United States of America; and

“US Overdraft” means subject to the terms hereof, any draw by the Borrower by way of overdraft on any of its US Dollar current accounts maintained with or through the Bank.

2. Representations and Warranties: If a corporation, the Borrower and each Guarantor, as applicable, represents and warrants, on each Drawdown Date, Rollover Date and Conversion Date, that:

(a)
Corporate Status. It (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified as a foreign corporation or an extra-provincial corporation and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification except where the failure to be qualified would not materially affect its business.

(b)	Power and Authority. It has the corporate power to execute, deliver and perform the terms and provisions of each of the Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Documents. It has duly executed and delivered each of the Documents to which it is a party, and each such Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' generally, (ii) the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (iii) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(c)
No Violation. Neither the execution, delivery or performance by it of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any Applicable Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of its constating documents.

(d)
Governmental Approvals. Except as otherwise advised by the Borrower to the Bank in writing, no order, consent, certificate, approval, permit, license, authorization or validation of, or filing, recording or registration with or exemption by (except as have been obtained or made prior to the date hereof or exist and are in full force and effect) any Person (including any Governmental Authority), is required to authorize, or is required in connection with (i) the execution, delivery and performance by it of any Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability with respect to it of any such Document.

(e)
True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of it in writing to the Bank (including all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein, is true and accurate in all material respects on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

(f)
Compliance with Applicable Laws, etc. It (i) has obtained and is in compliance with all material Governmental Approvals which are necessary for the conduct of its business as presently conducted and the use of its property and assets (both real and personal), each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, and (ii) is in compliance with all Applicable Laws in all material respects, including Environmental Laws in all material respects.

(g)	Representations and Warranties in Other Documents. All representations and warranties made by it in the Documents other than this Agreement are true and correct in all material respects as of the time as of which such representations and warranties were made.

3.   Notice of Borrowing: All Advances, other than Advances by way of Overdraft, require the delivery of prior notice. To request an Advance, the Borrower shall give to the Bank written notice substantially in the form attached as Exhibit 1 to this Schedule, indicating the amount of the requested Advance, at or before the time set out below opposite the type of Advance that the Borrower wishes to request:

Type of Advance	Time of Notice
Canadian Prime Loans and US Base Rate Loans less than $10 million	Before 11:00 a.m. one Business Day prior to the requested date of the Advance.
Libor Loans	Before 11:00 a.m. three Business Days prior to the requested date of the Advance.
FRT Loans	Before 11:00 a.m. five Business Days prior to the requested date of the Advance

Each notice given in respect of an Advance by way of Canadian Prime Loan, US Base Rate Loan, Libor Loan and FRT Loan shall indicate the amount of the required Advance and the date funds are required.

4.   Libor Loan Conditions: The following terms and conditions apply to Libor Loans:

(a)	Minimum Advance. Each Advance by way of Libor Loan shall be in a minimum aggregate amount of US$500,000 and larger whole multiples of US $100,000.

(b)
Term. Each Libor Loan shall have a Contract Period of one month (each month being a period of 30 days for purposes of this Section) or such longer period of time in whole months as the Borrower may request and the Bank in its sole discretion may agree, subject to availability. No Contract Period shall extend beyond the maturity date of the relevant Credit Facility.

(c)
Rollover of Libor Loans. At least three Business Days before the expiry of the Contract Period of each Libor Loan, the Borrower shall notify the Bank by irrevocable telephone notice, followed by written confirmation on the same day in form and substance substantially in accordance with Exhibit 2, if it intends to enter into a new Contract Period with respect to the maturing Libor Loan, or repay the maturing Libor Loan. If the Borrower fails to provide the foregoing notice or make the required payment, then payment of its obligations to the Bank with respect to that maturing Libor Loan shall be funded with an Advance under a US Base Rate Loan in the amount outstanding under that Libor Loan.

(d)
Indemnity. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense (including without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Bank as a result of repayments, prepayments, Conversions, Rollovers or cancellations of a Libor Loan other than on the last day of the Contract Period applicable to such Libor Loan, or failure to draw down a Libor Loan on the first day of the Contract Period selected by the Borrower.

(e)	Substitute Basis of Advance. If, at any time during the term of this Agreement, the Bank acting in good faith determines (which determination is final, conclusive and binding upon the Borrower) that:

(i)	adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

(ii)	the making or the continuance of a Libor Loan has become impracticable by reason of circumstances which materially and adversely affect the London Interbank Market,

(iii)
deposits in US Dollars are not available to the Bank in the London Interbank Market in sufficient amounts in the ordinary course of business for the applicable Contract Period to make or maintain a Libor Loan during such Contract Period, or

(iv)
the cost to the Bank of making or maintaining a Libor Loan does not accurately reflect the effective cost to the Bank thereof or the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Libor Loan, then the Bank shall promptly notify the Borrower of such determination and the Borrower hereby instructs the Bank to repay the affected Libor Loan with the proceeds of a US Base Rate Loan in the amount of the Libor Loan to be drawn down on the last day of the then current Contract Period. The Bank shall not be required to make any further Libor Loans available under this Agreement so long as any of the circumstances referred to in this clause continue.

5.   FRT Loan Conditions: The following terms and conditions apply to FRT Loans:

(a)	Amount. Each FRT Loan shall be in a minimum aggregate amount Cdn$500,000 and larger whole multiples of Cdn$100,000.

(b)
Term. Each FRT Loan shall be for a term of 30 days or such other period of time as may be agreed to by the Bank at its sole discretion and the Borrower in the circumstances, provided that the maturity date of any FRT Loan issued under any relevant term Credit Facility shall not extend beyond the maturity date of the relevant term Credit Facility.

(c)	Repayment. FRT Loans may not be repaid, prepaid, converted or rolled over prior to their maturity.

(d)	Rollover of FRT Loans. At least seven (7) Business Days before the expiry of the Contract Period of each FRT Loan, the Borrower shall notify the Bank by irrevocable telephone notice, followed by written confirmation on the same day in form and substance substantially in accordance with Exhibit 2, if it intends to enter into a new Contract Period with respect to the maturing FRT Loan, or repay the maturing FRT Loan. If the Borrower fails to provide the foregoing notice or make the required payment, then payment of its obligations to the Bank with respect to that maturing FRT Loan shall be funded with an Advance under a Canadian Prime Loan in the amount outstanding under that FRT Loan.

(e)
Indemnity. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense (including without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any FRT Loan) incurred by the Bank as a result of repayments, prepayments, Conversions, Rollovers or cancellations of a FRT Loan other than on the last day of the Contract Period applicable to such FRT Loan, or failure to draw down a FRT Loan on the first day of the Contract Period selected by the Borrower.

6.   Conversion Option and Conditions: Subject to this Agreement, the Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Advance into another type of Advance permitted under the relevant Credit Facility upon giving written notice to the Bank in substantially the form attached hereto as Exhibit 2, the notice period being that which would be applicable to the type of Advance into which the outstanding Advance is to be converted under Section 3 of the Standard Terms and Conditions. Conversions under this Agreement may only be made provided that:

(a)
Currency. Notwithstanding any other term in this Agreement, no Advance denominated in C$ may be converted into an Advance denominated in US$ and no Advance denominated in US$ may be converted into an Advance denominated in C$.

(b)	Amounts. Each conversion into an Advance shall be for minimum aggregate amounts and whole multiples in excess thereof as are specified in respect of that type of Advance pursuant to this Agreement.

(c)
Libor Loans. An Advance by way of Libor Loan may be converted only on the last day of the relevant Contract Period; if less than all of the Libor Loan is converted, after the conversion not less than US$100,000 shall remain as a Libor Loan.

(d)
Other Conditions. A conversion into an Advance by way of Libor Loan shall only be made to the extent that the conditions outlined in Section 4 of the Standard Terms and Conditions shall not exist on the relevant Conversion Date.

(e)
No Demands. No demand shall have been made and no Default or Event of Default shall have occurred and be continuing on the relevant Conversion Date or after giving effect to the conversion of the Advance to be made on the Conversion Date.

(f)	No Repayment. No Conversion or Rollover shall constitute a repayment of any Advance or a new Advance.

(g)	Default. Subject to the ability of the Bank to accelerate payment obligations in respect of a term Credit Facility upon the occurrence of an Event of Default, if a Default or Event of

Default has occurred and is continuing on the last day of a Contract Period, as regards a Libor Loan, in respect of an Advance by way of a Libor Loan, the Borrower shall be deemed to have converted the Advance into a US Base Rate Loan as of the last day of the applicable Contract Period.

7.   Calculation and Payment of Interest And Fees:

(a)
Canadian Prime Loans. The Borrower shall pay to the Bank interest on each Canadian Prime Loan, monthly in arrears at the rates set out in this Agreement, on the last Business Day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 or 366 days, as applicable.

(b)
US Base Rate Loans. The Borrower shall pay to the Bank interest on each US Base Rate Loan, monthly in arrears at the rates set out in this Agreement, on the last Business Day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 or 366 days, as applicable.

(c)
Libor Loans. The Borrower shall pay to the Bank interest on Libor Loans outstanding to the Bank at the rates set out in this Agreement. Interest on each Libor Loan shall be payable on each Libor Interest Date applicable to the Libor Loan, for the period commencing from and including the first day of the Contract Period or the immediately preceding Libor Interest Date, as the case may be, applicable to the Libor Loan, to but excluding the first mentioned Libor Interest Date, and shall be calculated daily on the principal amount of each Libor Loan remaining unpaid on the basis of the actual number of days elapsed in a year of 360 days.

(d)
FRT Loans. The Borrower shall pay to the Bank interest on each FRT Loan monthly in arrears at the applicable interest rate set out in the Agreement on the last Business Day of each month or such other date as may be agreed upon between the Bank and the Borrower. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 or 366 days, as applicable.

(e)
Limits on Interest. The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement or the Documents in excess of what is permitted by Applicable Law. For purposes of the Interest Act (Canada), the annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or 366, as applicable.

8.   Fees, Payment and Rights:

(a)
Additional Fees. In addition to the fees previously described in other provisions of this Agreement, the Borrower shall, at the discretion of the Bank, pay to the Bank a fee of $25.00 for each cheque of the Borrower which is honoured by the Bank, in its discretion, in excess of the authorized amount of any Credit Facility.

(b)
Consideration. The fees collected by the Bank shall be its property as consideration for the time, effort and expense incurred by it in the review and administration of documents and financial statements, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out in the Agreement represent a reasonable estimate of such costs.

(c)
Discretionary Advance. Notwithstanding anything to the contrary contained in the Agreement, the Bank may, in its discretion, make an Advance under any applicable Credit Facility to pay any unpaid interest or fees which have become due under the terms of the Agreement.

(d)
Evidence of Obligations. The Borrower and each Guarantor acknowledges that the actual recording of the amount of any Advance or repayment thereof under the Credit Facilities, and interest, fees and other amounts due in connection with the Credit Facilities, in an account of the Borrower maintained by the Bank shall constitute prima facie evidence of the Borrower's indebtedness, liability and Obligations from time to time under and in connection with the Agreement and the Documents; provided that the obligation of the Borrower to pay or repay any indebtedness and liability in accordance with the terms and conditions of the Agreement shall not be affected by the failure of the Bank to make such recording. The Borrower also acknowledges being indebted to the Bank for principal amounts shown as outstanding from time to time in the Bank's account records, and all accrued and unpaid interest in respect of such amounts, in accordance with the terms and conditions of this Agreement.

(e)
Absolute Obligations. The obligation of the Borrower and each Guarantor, as applicable, to make all payments under and in connection with the Agreement and the Documents shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation: (i) any set-off, compensation, counterclaim, recoupment, defence or other right which the Borrower or any Guarantor, as applicable, may have against the Bank or any other Persons for any reason whatsoever; or (ii) any insolvency, bankruptcy, reorganization or similar proceedings by or against the Borrower or any Guarantor, as applicable.

(f)
Set-Off. In addition to and not in limitation of any rights now or hereafter available to the Bank whether pursuant to Applicable Law or arising in the Documents, the Bank is authorized, at any time and from time to time, upon delivery of written notice to the Borrower to set-off and appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Bank to or for the credit of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under or in connection with this Agreement or the Documents. The Bank agrees to provide written notice of the exercise of any of the rights under this section immediately after the exercise of such rights.

(g)
Cumulative Rights. The remedies, rights and powers of the Bank under this Agreement, the Documents and at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Bank and no delay or omission in exercise of such remedy, right, or power shall exhaust such remedies, rights or powers or be construed as a waiver of any of them.

(h)
Overdue Amounts. Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the relevant instrument or contract governing same, bear interest until paid at the rate of Canadian Prime Rate plus 2.0% per annum or, in the case of an amount denominated in US Dollars, at the rate of US Base Rate plus 2.0% per annum.

(i)
Place of Payment. Amounts payable by the Borrower under or in connection with the Agreement and the Documents shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Any payment delivered or made to the Bank by 1:00 local time at the Branch of Account shall be credited as of that date, but if made afterwards shall be credited as of the next Business Day. Interest and fees payable under or in connection with this Agreement and the Documents are payable both before and after any or all of Default, maturity date, demand and judgement.

(j)
Taxes. All payments to be made by or on behalf of the Borrower or any Guarantor under or with respect to this Agreement or the Documents are to be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If the Borrower or any Guarantor is required to deduct or withhold any Taxes from any amount payable to the Bank (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this clause), the Bank receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) the Borrower and any Guarantor shall make such deductions or withholdings, and (iii) the Borrower and any Guarantor shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, neither the Borrower nor any Guarantor shall be required to pay additional amounts in respect of Excluded Taxes.

(k)
Exchange Rate Fluctuations. If, for any reason, the amount of Advances outstanding under any Credit Facility, when converted to the US Dollar Equivalent, exceeds the amount available in US Dollars under such Credit Facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

9.   Conditions Precedent: Without limiting the discretion of the Bank pursuant to Section 3 of the Agreement, the obligation of the Bank to make available any Advance, Rollover or Conversion is subject to and conditional upon each of the conditions below being satisfied on or before the applicable Drawdown Date, Issuance Date, Rollover Date or Conversion Date:

(a)
Execution. The Documents completed and, where necessary, registered in form and manner satisfactory to the Bank, together with such certificates, authorizations, resolutions and legal opinions as the Bank may reasonably require.

(b)	Reports. Satisfactory banker's and/or other agency reports on the financial position of the Borrower, any Guarantor and such customers of the Borrower as the Bank may specify from time to time.

(c)	Default. No Default or Event of Default shall exist hereunder and no default or event of default shall exist under the US Credit Agreement.

(d)
Accuracy. The representations and warranties contained in this Agreement and the Documents shall be true and correct on each Drawdown Date, Issuance Date, Rollover Date or Conversion Date as if made on that date.

(e)	Notice. The Borrower shall have provided any notice required in respect of an Advance, Rollover or Conversion.

(f)	Documentation. The Borrower executing and delivering to the Bank customary documentation required by the Bank from time to time for purposes of extending Advances by way of FRT Loan.

(g)	Compliance. Confirmation that the Borrower is in compliance with each of the terms and conditions of the Agreement.

10.   Covenants: The Borrower covenants and agrees with the Bank, while this Agreement is in effect or any Obligations are outstanding that it will, and it will cause its Subsidiaries, as applicable, to:

(a)	Payment. Pay all sums of money when due under or in connection with this Agreement or the Documents.

(b)	Status. Maintain its corporate existence and status.

(c)	Notice. Without limitation to the demand nature of any Credit Facility, give the Bank prompt notice of any Default or Event of Default.

(d)	Insurance. Insure and keep insured all properties customarily insured by Persons carrying on a similar business in similar locations, or owning or operating similar properties, against all risks.

(e)
Taxes. File all material income tax returns which are or will be required to be filed, to pay or make provision for payment of all Taxes (including interest and penalties) which are or will become due and payable and to provide adequate reserves for the payment of any Tax the payment of which is being contested.

(f)
Property. Cause its properties and assets to be maintained and operated in good working condition in accordance with industry practice, and permit the Bank or its agents to enter on and inspect each of its assets and properties, including operating and manufacturing facilities as the Bank may require upon reasonable advance notice to the Borrower.

(g)
Applicable Laws. Comply, in all material respects, with all Applicable Laws and all Government Approvals required in respect of its business, properties, or any activities or operations carried out thereon including health, safety and employment standards, labour codes and Environmental Laws.

(h)	Rank. Not do anything to adversely affect the ranking of its Obligations to the Bank.

(i)	No Liens. Not grant, create, assume or suffer to exist any Lien affecting any of its properties, assets or other rights without the prior written consent of the Bank which consent shall not be unreasonably withheld, provided, however, that, notwithstanding the foregoing, in any fiscal year the Borrower may incur Liens securing an aggregate indebtedness not exceeding Cdn.$50,000 in connection with purchase money security interests and/or capital leases.

(j)
No Dispositions. Not to sell, transfer, convey, lease or otherwise dispose of any part of its property or assets, outside of its normal course of business without the prior written consent of the Bank if the proceeds of any such transaction are not completely used to repay the Bank.

(k)	Corporate Changes. Not liquidate, dissolve or merge, amalgamate or consolidate with any other Person, without the prior written consent of the Bank.

(l)
Indebtedness. Not issue, create, incur, assume, permit to exist any indebtedness other than indebtedness under this Agreement and the Documents, trade payables, or guarantees or capital leases incurred in the ordinary course of business and in any event not exceeding $200,000 in aggregate, without the prior written consent of the Bank.

11.   Events of Default: Without limiting the right of the Bank to demand payment of the Credit Facility at any time and from time to time notwithstanding the compliance or non-compliance by the Borrower with any or all of the terms and conditions of the Documents, the occurrence of any one or more of the following events shall constitute an “Event of Default” and the Bank may, without limitation, exercise any of its rights pursuant to the Documents and/or Applicable Law:

(a)
Payment. The non-payment when due of principal, interest, fee, or any other amounts due under this Agreement or the Documents and such default shall continue unremedied for a period of 5 Business Days after written notice.

(b)
Breach. The breach by the Borrower, any Guarantor or any Subsidiary of the Borrower, as applicable, of any material provision of this Agreement, the Documents or any other agreement with the Bank and such default (other than a default under paragraph (a) above) shall continue unremedied for a period of 30 Business Days after written notice.

(c)
Other Indebtedness. The default by the Borrower, the Guarantor or any Subsidiary of the Borrower under any obligation or obligations to repay borrowed money, or in the performance or observance of any agreement or condition in respect of such borrowed money (beyond any applicable grace period), or demand by any creditor or creditors for payment of indebtedness payable on demand where, following such default or demand, indebtedness having an aggregate principal amount in excess of $500,000 is due and payable or the maturity of such obligations is accelerated.

(d)
Representation. If any representation or warranty made herein or in any Document, agreement or certificate delivered pursuant hereto shall be false or inaccurate in any material respect and such default (other than a default under paragraph (a)) above shall continue unremedied for a period of 30 Business Days after written notice.

(e)	Involuntary Proceeding. If (a) a petition shall be filed or an involuntary proceeding, case or proposal shall be commenced against the Borrower or the Guarantor under any bankruptcy, insolvency, debt restructuring, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding up or similar law now or hereafter in effect, seeking the liquidation, reorganization, dissolution, winding-up composition or readjustment of debts of the Borrower or the Guarantor, the appointment of a trustee, receiver, receiver and manager, custodian, liquidator, administrator or the like for the Borrower or the Guarantor or all or any material part of the Borrower's assets or the Guarantor's assets, or any similar relief, and (b) such proceeding or petition shall continue undismissed for 60 days.

(f)
Voluntary Proceeding. The commencement by the Borrower or any Guarantor of, or the making of any order for substantive relief against the Borrower or any Guarantor in, any bankruptcy, insolvency, debt restructuring, reorganization, incorporation, readjustment of debt, dissolution, liquidation or other similar proceedings (including without limitation proceedings under the Bankruptcy and Insolvency Act, the Winding-Up and Restructuring Act, the Companies' Creditors Arrangement Act, the corporation statute under which the Borrower or any Guarantor is organized or other similar legislation) or proceedings for the appointment of an interim receiver, receiver, receiver manager, liquidator, provisional liquidator, trustee in bankruptcy, sequestrator or other like official with respect to the Borrower or any Guarantor or all or any material part of the Borrower's assets or the Guarantor's assets.

(g)
Seizure. The seizure of all or any material part of the Borrower's assets or the Guarantor's assets by any creditor or creditor's representative, including without limitation, a privately appointed receiver or sheriff.

(h)
Judgements. Judgments are made against the Borrower, any Guarantor, any Subsidiary of the Borrower or any one of them in excess of $50,000 by any court of competent jurisdiction and either (i) a writ, execution or attachment or similar process is levied against the property of any of them in respect of such judgment, or (ii) the judgment is not actively and diligently appealed and execution thereof stayed pending appeal within 30 days of the rendering of the judgment, or (iii) the judgment is not paid or otherwise satisfied within 30 days of the rendering of the judgment.

12.   General: The following terms and conditions apply:

(a)
Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. The Bank may not assign all or part of its rights and obligations under this Agreement and the Documents to any Person without the prior written consent of the Borrower. Notwithstanding the foregoing and for greater certainty, where a demand for payment, Default or an Event of Default has occurred, the consent of the Borrower shall not be required with respect to the assignment to any Person of all or any part of the rights and obligations of the Bank under this Agreement and the Documents. The rights and obligations of the Borrower and any Guarantor under this Agreement and the Documents may not be assigned without the prior written consent of the Bank. The Bank may disclose (with the consent of the Borrower in circumstances where a demand for payment, Default or Event of Default has not occurred) to potential or actual assignees confidential information regarding the Borrower and the Guarantor (including, any such information provided by the Borrower and/or the Guarantor to the Bank) and shall not be liable for any such disclosure.

(b)
Expenses. The Borrower and each Guarantor agrees to pay on demand all fees (including reasonable legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this Agreement and the Documents and the operation or enforcement of this Agreement and the Documents.

(c)
Review. The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

(d)
Priority Claims. The Borrower hereby grants its consent (such grant to remain in force as long as this Agreement is in effect or any Advances are outstanding) to any Person having information relating to any Priority Claim arising by any Applicable Law or otherwise and including, without limitation, claims by or on behalf of any Governmental Authority to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

(e)
Amendments and Waivers. No amendment or waiver of any provision of this Agreements and the Documents will be effective unless it is in writing signed by the Borrower, the Guarantor and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof.

(f)
Judgement Currency. If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement or the Documents, it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency together with interest at the Canadian Prime Rate and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

(g)	Whole Agreement. This Agreement, the Documents and any other written agreement delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.

(h)
Joint and Several. Where more than one Person is liable as Borrower or Guarantor for any obligation under this Agreement or the Documents, then the liability of each such Person for such obligation is joint and several with each other such Person.

(i)	Visit. Representatives of the Bank shall be entitled to attend at the Borrower's business premises and to view all financial and other records of the Borrower at any time, on reasonable notice.

(j)
References. Time shall be of the essence in all provisions of this Agreement. Unless otherwise expressly provided, all accounting terms used in this Agreement shall be interpreted, all financial information shall be prepared and all financial calculations shall be made in accordance with GAAP, consistently applied. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement. Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. Unless otherwise specified, references in this Agreement to Sections, Schedules and Exhibits are to sections of, schedules to and exhibits to, this Agreement.

(k)
No Merger. This Agreement shall, on execution by the Borrower and each Guarantor, replace all previous letter loan agreements from the Bank to the Borrower with respect to the Credit Facilities. Any existing loan to the Borrower shall be modified, not refinanced, without novation of the Borrower's existing facilities or obligations, by virtue of the Agreement unless otherwise provided in the Agreement. The terms and conditions of the Agreement shall not be merged by and shall survive the execution of the Documents. In the event of a conflict between the terms of this Agreement and the terms of the Documents, the terms of this Agreement shall prevail to the extent of such conflict.

(l)
Disclosure of Information. The Bank shall, in accordance with and subject to Applicable Law, maintain the confidentiality of all of the Borrower’s and Guarantor’s confidential information. When it is necessary for providing products and services to the Borrower or any Guarantor, the Borrower and each Guarantor, as applicable, consents to the Bank obtaining from any credit reporting agency or from any Person any information (including personal information) that the Bank may require at any time. The Borrower and each Guarantor, as applicable, also consent to the disclosure at any time by the Bank any information concerning the Borrower and any Guarantor to any credit grantor, to any credit reporting agency, or to the Bank's subsidiaries and affiliates. If applicable, the Borrower also authorizes the Bank to release the information contemplated by any builder's lien or similar legislation to all persons claiming a right to such information under such legislation. The Borrower and each Guarantor may refuse or withdraw these consents; however this may result in the Bank cancelling or withholding products or services for which these consents are necessary. Unless each Guarantor advises the Bank otherwise, the Bank may use the each Guarantor's social insurance number, if applicable, to help ensure accurate credit enquiries.

(m)
Increased Costs. The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any Applicable Law or the interpretation thereof.

(n)
Severability. If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions.

(o)
Counterparts. This Agreement and the Documents may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute, as applicable, one and the same instrument.

(p)
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

(q)
Notice. Unless otherwise specified, any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing and may be delivered personally or sent by overnight delivery service or by facsimile, to the address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, facsimile number or other Person's attention as the party may have specified by notice in writing given under this Section. Any notice or other communication shall be deemed to have been given: (i) if delivered personally, when received; (ii) if sent by overnight delivery service, on the first Business Day following the date of mailing; (iii) if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and (iv) if sent by facsimile on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received. If a notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the notice cannot reasonably be expected to be delivered within 5 Business Days after the mailing, the notice will be deemed to have been given when it is actually received.

(r)
Language. The parties hereby confirm their express wish that this Agreement and all documents, agreements or notices directly or indirectly related hereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que le présent contrat ainsi que tous les documents, conventions ou avis s’y rattachant directement ou indirectement soient rédigés en langue anglaise.

EXHIBIT 1

NOTICE OF ADVANCE

Date: _____________________

To: Fifth Third Bank

Ladies and Gentlemen:

The undersigned LSI Saco Technologies Inc. (the "Borrower") refers to the letter loan agreement dated as of January _____, 2007 (as the same may be amended, restated or replaced from time to time, (the "Agreement")), among, inter alia, the Borrower and Fifth Third Bank, as Bank. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Agreement. The Borrower hereby notifies you, pursuant to the Agreement, of its request for the following Advance:

1.	Credit Facility:	_______________________
2.	Amount and Currency:	_______________________
3.	Drawdown Date/Issuance Date:	_______________________
4.	Type of Loan (Canadian Prime Loan, US Base Rate Loan, LIBOR Loan, FRT Loan)	_______________________
5.	Contract Period for LIBOR Loan or FRT Loan	_______________________
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Drawdown Date, immediately after the Advance and the application of the proceeds therefrom:

(a)
immediately after such Advance, the sum in US Dollars of the aggregate outstanding principal amount of all Advances outstanding from the Bank under that Credit Facility shall not exceed the maximum aggregate principal amount available under that Credit Facility;

(b)	no Default or Event of Default shall have occurred and be continuing; and

(c)	the representations and warranties of the Borrower and the Guarantor contained in the Credit Agreement are and will be accurate in all material respects.

Per:	LSI SACO TECHNOLOGIES INC.

Name: Title:
Per:
Name: Title:

EXHIBIT 2

NOTICE OF CONVERSION AND ROLLOVER

Date: _____________________

To: Fifth Third Bank

Ladies and Gentlemen:

The undersigned LSI Saco Technologies Inc. (the "Borrower") refers to the letter loan agreement dated as of January _____, 2007 (as the same may be amended, restated or replaced from time to time, the "Agreement"), among, inter alia, the Borrower and Fifth Third Bank, as Bank. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Agreement. The Borrower hereby notifies you, pursuant to the applicable provision of the Agreement, of the following:

1.	Group of Advances (or portion thereof) to which notice applies
2.	Date of Conversion or Rollover
3.	New type of Advance [if Advances are to be converted] or repayment
4.	Next succeeding Contract Period [if Advances are converted or rolled over to Libor Loans or FRT Loans]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Rollover Date or Conversion Date, as applicable, immediately after the Rollover or Conversion, as applicable, and the application of the proceeds therefrom:

(a)
immediately after such Rollover or Conversion, (i) the sum in US Dollars of the aggregate outstanding principal amount of all Advances outstanding from the Bank under that Credit Facility shall not exceed the maximum aggregate principal amount available under that Credit Facility and (ii) no Advance under any Credit Facility shall have a Contract Period that extends beyond, if applicable, the maturity date of that Credit Facility;

(b)	no Default or Event of Default shall have occurred and be continuing; and

(c)	the representations and warranties of the Borrower and the Guarantor contained in the Credit Agreement are and will be accurate in all material respects.

Per:	LSI SACO TECHNOLOGIES INC.

Name: Title:
Per:
Name: Title:

SCHEDULE 6

to the Agreement dated as of January _____, 2007, among, inter alia, LSI Saco
Technologies Inc., as Borrower, and Fifth Third Bank, as the Bank.

SPECIFIC CONDITIONS PRECEDENT

The obligation of the Bank to make available any Advance is subject to and conditional upon each of the conditions below being satisfied on or before the applicable Drawdown Date:

1.
receipt from the Guarantor of a true and complete copy of the US Credit Agreement, together with all amendments thereto, including an amendment which confirms the lenders consent to the Guarantor providing an unlimited guarantee in favor of the Bank;

2.	the Guarantor is in compliance with the terms and conditions of the US Credit Agreement and no Event of Default (as defined therein) has occurred and is continuing thereunder;

3.	a certificate of the Borrower dated the closing date certifying [Note to Draft: FTB US counsel to confirm if something similar is to be obtained from US Guarantor];

a) that its constating documents and the by-laws, which shall be attached thereto or referenced therein, as applicable, are complete and correct copies and are in full force and effect;

b) all resolutions and all other authorizations necessary to authorize the execution and delivery of and the performance by it of its obligations under this Agreement and the other Documents to which it is a party and all the transactions contemplated thereby have been taken and/or completed; and

c) all representations and warranties contained in this Agreement are true and correct as if made on the date of the certificate.

4.	a legal opinion from Canadian counsel to the Borrower and the Guarantor in form and substance satisfactory to the Bank and its counsel; and

5.	a legal opinion from United States counsel to the Guarantor in form and substance satisfactory to the Bank and its counsel.

SCHEDULE 7

to the Agreement dated as of January _____, 2007, among, inter alia, LSI Saco
Technologies Inc., as Borrower, and Fifth Third Bank, as the Bank.

SPECIFIC REPRESENTATIONS AND WARRANTIES

1.	The Guarantor is in compliance with all terms and conditions of the US Credit Agreement and no Event of Default (as defined therein) has occurred and is continuing thereunder.

2.	The Borrower is a wholly-owned subsidiary of the Guarantor.

SCHEDULE 8(a)

to the Agreement dated as of January ____, 2007, among, inter alia, LSI Saco Technologies
Inc. as Borrower, and Fifth Third Bank, as the Bank.

COMPLIANCE CERTIFICATE

I, ___________________________________, the [insert title] of LSI Industries Inc. (the "Guarantor") hereby certify as of [insert last day of fiscal quarter/fiscal year, as applicable] on behalf of each of the Borrower and the Guarantor as follows:

1.
I am familiar with and have examined the provisions of the letter loan agreement (the "Agreement") dated January ____, 2007, among, inter alia, LSI Saco Technologies Inc., as Borrower, LSI Industries Inc., as Guarantor, and Fifth Third Bank and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and the Guarantor. Terms defined in the Agreement have the same meanings when used in this certificate.

2.	The representations and warranties contained in the Agreement are true and correct in all material respects.

3.
No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a Default or an Event of Default under the Agreement and there is no reason to believe that during the next fiscal quarter of the Borrower and the Guarantor, any such event or circumstance will occur.

4.
The Guarantor is in compliance with all terms and conditions of the US Credit Agreement and no Event of Default (as defined therein) has occurred and is continuing thereunder and there is no reason to believe that during the next fiscal quarter of the Guarantor any Event of Default (as defined therein) will occur under the US Credit Agreement.

Dated as of this _____ day of _____________, 20___.

Per:
Name:
Title:

SCHEDULE 9

to the Agreement dated as of January ____, 2007, among, inter alia, LSI Saco Technologies
Inc. as Borrower, and Fifth Third Bank, as the Bank.

SPECIFIC COVENANTS

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Bank has any obligations under this Agreement or any of the other Documents, the Guarantor covenants and agrees with the Bank that the Guarantor will at all times remain in compliance with the terms and conditions of the US Credit Agreement unless such non-compliance is waived by the lenders or the agent pursuant to the terms of the US Credit Agreement. The Guarantor will immediately notify the Bank in writing in the event that (i) the Guarantor or any affiliated or related Person is required to provide security or other collateral to the Lenders under and in connection with the US Credit Agreement, or (ii) a default or an event of default occurs under or in connection with the US Credit Agreement unless such non-compliance is waived by the lenders or the agent pursuant to the terms of the US Credit Agreement.

SCHEDULE 10

to the Agreement dated as of January ____, 2007, among, inter alia, LSI Saco Technologies
Inc. as Borrower, and Fifth Third Bank, as the Bank.

FINANCIAL COVENANTS

Not Applicable

SCHEDULE 11

to the Agreement dated as of January ____, 2007, among, inter alia, LSI Saco Technologies
Inc. as Borrower, and Fifth Third Bank, as the Bank.

SPECIFIC EVENTS OF DEFAULT

The occurrence of a default or an event of default under the US Credit Agreement.